May 28,2010

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N.W.

Washington, DC 20549

RE:	Helios Advantage lncome Fund, Inc.
Commission File Number 001 -32339

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Helios Advantage lncome Fund, Inc. in Item 4.02 of its Form 8-K dated May 27, 2010 and captioned “Nonreliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

BBD, LLP

BBD, LLP

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